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                                                                   EXHIBIT 10.17

                               [AEROPOSTALE LOGO]




SUBJECT: SEVERANCE POLICY

ELIGIBILITY:  VICE PRESIDENT LEVEL AND ABOVE

EFFECTIVE:  8/1/00

POLICY: The severance plan is designed by Aeropostale (hereinafter called the "Company"), to provide additional financial assistance to those eligible associates who, in connection with a merger or sale of the Company (a) are discharged due to elimination of their job duties or position, or (b) voluntarily resign because they are required to relocate their primary work location to a distance of more than 25 miles from their current work location.

PAYMENT: Six months base salary, based on the salary in effect on the date of separation, to be paid in a lump sum, less any withholdings or deductions required by law. Receipt of the Severance Payment is conditioned upon the execution of a release and waiver of claims against the Company, including a release and waiver of claims under the Age Discrimination in Employment Act. The Severance Payment will be made on the first Company payroll date after the release and waiver of claims has become effective and enforceable.

The Company reserves the right to change, modify, amend or terminate this policy at any time, with or without notice.